Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF MERLIN LABS, INC.

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “Merlin”, or the “Company” refer to Merlin Labs, Inc. and its subsidiaries prior to the consummation of the Business Combination and after the consummation of the Business Combination, Merlin, Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of Merlin includes information that Merlin’s management believes is relevant to an assessment and understanding of Merlin’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended December 31, 2025 and 2024 together with the respective notes thereto, attached as Exhibit 99.1 to this Form 8-K. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the year ended December 31, 2025 attached as Exhibit 99.3 to this Form 8-K. This discussion contains forward-looking statements based upon current plans, expectations, and beliefs, involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. You should review the sections elsewhere in this Form 8-K titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of forward-looking statements, and “Risk Factors” for a discussion of factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Our vision is to be at the forefront of advancing autonomous flight technology and positioning ourself as the leading U.S.-based developer of autonomy solutions for fixed-wing aircraft. Our non-human pilot system, Merlin Pilot, integrates cutting-edge hardware and software to deliver a comprehensive autonomous flight solution that spans the entire flight process, from takeoff to touchdown. By operating with reduced crew or autonomously, we believe Merlin Pilot can significantly enhance flight efficiency, enabling more flights per day or optimized routes, thereby reducing operational costs. This translates to potential savings of millions of dollars per aircraft annually, offering substantial financial benefits to large fleet operators.

We believe that Merlin Pilot not only addresses the global pilot shortage but also enhances flight safety, offering a compelling economic model with diverse revenue streams, including hardware integration and recurring, high-margin software support. Our extensive portfolio of proprietary intellectual property combines artificial intelligence with traditional high-assurance flight controls, positioning us to capitalize on the growing trends of autonomous systems and next-generation aviation.

We are currently growing our team of engineers with deep expertise in autonomy and certified software for both military and civilian applications. We are a prime contractor on a $105 million Indefinite Delivery, Indefinite Quantity (“IDIQ”) contract and we have identified approximately $3.0 billion pipeline of opportunities, supporting robust growth in both military and civilian markets. Our mature certification program includes an issued certification basis and a certification-conformed system with approved military airworthiness plans, underscoring our commitment to delivering reliable and safe autonomous flight solutions.

The Merlin Pilot is an advanced automation system designed to enable full autonomous flight from takeoff to touchdown. It utilizes a comprehensive array of sensor technologies to assess the aircraft’s state and its surrounding environment, allowing it to navigate effectively and recommend trajectory adjustments as necessary.

Our go-to-market strategy is designed around mastering traditional aircraft markets and building a solid foundation of revenue and expertise. Our short-term focus is to sell primarily to the military sector, with a goal to transition into the civilian sector in the long-term once our technology and solutions have been widely adopted and deployed in the military sector.

We have been chosen as the sole prime contractor for a $105 million IDIQ contract to integrate autonomous capabilities into the C-130J for the U.S. Air Force, which is the most widely used military transport aircraft globally. This contract covers the initial adaptation of the platform and can be extended to both low-rate and full-rate production for all Air Force Special Operations Command (“USSOCOM”) fixed-wing aircraft.

We plan to deploy the first Merlin Pilot on either commercial or military aircraft within the next three years. We incurred net losses of $74,778 thousand and $55,253 thousand for the fiscal years ended December 31, 2025 and 2024, respectively. We expect to continue to generate losses over the next few years as we continue to invest in research and development, expand our facilities and expand the technical capabilities of our engineering function. We expect that our existing cash and cash equivalents, including the net proceeds from this Merger, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this prospectus/proxy statement.

Our Business Model

We intend to deploy a hybrid hardware installation and software integration business model whereby we expect to generate revenue from the sale and installation of Merlin Pilot to flight operators necessary for autonomous flight and from the fees associated with providing software support to such operators. We also expect to generate additional revenue from the sale of ancillary services related to operating a fleet of autonomous aircraft. Below is a summary of each of these revenue streams:

●	Merlin Pilot Sale and Installation Fees: The anticipated revenue stream from the sale and installation of Merlin Pilot includes licensing or technology fees for the installation and implementation of our technology on an aircraft. This type of revenue is incurred a single time and is non-recurring and varies based on the aircraft type. Over time, we expect to be able to scale our engineering and technical installation and implementation capabilities to reduce costs and increase our margins on this type of revenue.

●	Software Support Fees: The anticipated revenue stream from software support includes fees generated from providing ongoing technical and operational support to the Merlin Pilot. Under our business model, software license agreements typically include a lifetime right of use and do not provide for any support or maintenance to be provided by the Company for the term of the agreement. However, we will offer these services to our customers for additional fees, which we intend to invoice either monthly or annually, depending on the agreement reached with each customer. As such, revenue incurred from support and maintenance will be categorized separately from the revenue originally incurred in selling and implementing the Merlin Pilot on each aircraft.

●	Ancillary Fees: We also intend to offer ancillary services designed to meet the needs of our customers. In doing so, we intend to take advantage of the insights we’re able to generate from the deployment of our technology to generate additional income with minimal incremental cost. The ancillary services we currently intend to offer include software upgrades and support, which are designed to enhance the autopilot experience, enhanced customer assistance and trainings and data insights which can further optimize routes and individual aircraft performance. We will continue to analyze the possibility of offering additional services as we scale, and the pricing of such services will be dependent on their wide scale acceptability, regulatory approvals and the costs associated with offering such services.

While we expect to generate revenues from each of the three revenue streams discussed above, we do not expect to generate revenues from all three simultaneously until we’ve achieved scale in our business. Rather, our growth strategy is structured around a phased implementation approach to ensure efficient deployment and scalability of our business model:

Phase 1 — Adapt: During this phase, our engineers are tailoring the core Merlin Pilot system to specific platforms and mission profiles. This phase involves non-recurring engineering funding for each aircraft type with a scalable engineering process over time.

Phase 2 — Integrate: During this phase, the Merlin Pilot system will be integrated onto customer platforms. We may include the use of integration partners which allows us to scale our programs effectively.

Phase 3 — License: During this phase, we will offer “Autonomy as a Service” to our installed base of aircraft at a pre-negotiated annual rate, which includes software updates and ongoing support for the Merlin software.

Once we’ve achieved scale, we expect to generate concurrent revenue from all three of the revenue streams listed above as we deploy our technology across both military and civilian sectors, including both in the United States and globally.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this prospectus entitled “Risk Factors.”

Our ability to commence and expand commercial operations

We are a development stage company with no commercial operations to date. As such, our business model is dependent on our commencing and expanding commercial operations. We currently anticipate initial customer deliveries within the next year pursuant to the IDIQ production contract to integrate autonomous capabilities into the C-130J for the U.S. Air Force. This, in turn, is dependent upon successfully testing and finalizing the Merlin Pilot for integration on the C-130J aircraft. Our team of engineers, developers and other staff is highly motivated and committed to accomplishing these challenges ahead. Failure to test and finalize the Merlin Pilot in a timely manner could result in us being unable to commercialize our technology on our anticipated timeframe.

We are developing a pipeline of potential customers and partners that we expect will play an integral role in bringing our technology to market. We currently depend on the U.S. government for funding given that they’re our single and largest customer. If the U.S. government were to stop the support of the initial development of our technology for military aircraft, our ability to commence and expand commercial operations, including across the civilian sector, would be significantly impaired. Additionally, global conflicts, such as the Russia-Ukraine conflict and ongoing U.S. and Israeli operations in Iran, have created and may continue to create significant global economic uncertainty. While this uncertainty has resulted in a greater need for our technology in the military sector, it may ultimately impact the deployment of our technology across the civilian sector, particularly if it results in a decrease in global travel and airfare. See “Risk Factors.”

Widespread acceptance of autonomous flight

Our growth and future success are dependent on public support for autonomous, non-human flight in the United States and other countries where we intend to market and sell our technology. Over time, we expect autonomous flight solutions to gain widespread acceptance and become an integral part of the aviation and travel industries worldwide. However, today it is an unproven and nascent technology. As a result, consumers’ demand for, and willingness to accept, autonomous flight will significantly impact our financial performance. We believe that our leadership status in autonomous flight positions us to continue to set the standard for advanced autonomous solutions and will help us benefit from increasing consumer confidence in, and demand for, autonomous technology over time.

Our ability to capitalize on government expenditures in military defense

Our future growth is largely dependent on our ability to continue to capitalize on increased government support and corporate investment in military technology, including autonomous aircraft. Military technological advancements are garnering significant bipartisan support from U.S. government initiatives, including as evidenced by our IDIQ award. Government expenditures and private sector investments have fueled our growth in recent years, which has resulted in our continued ability to secure increasingly valuable contracts for products and services.

Over time, we expect political support for military innovation and technology to increase, particularly as the military adopts cutting edge technologies such as autonomous flight. If political support for the prioritization of the development of military technology decreases, including due to policy changes by current or future administrations and changing congressional funding priorities, we may be unable to secure continued government funding, which would adversely affect our business, development timeline, and financial condition.

Our ability to obtain and maintain regulatory approvals at federal, state and local levels

Our capacity for continued growth and ability to achieve and maintain profitability depends in large part on our ability to operate effectively in multiple jurisdictions, including on an international, federal and local level. The federal government, along with each local jurisdiction (such as states, counties and townships) in which we operate, has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate across various jurisdictions, particularly as it relates to autonomous commercial aircraft, as well as matters related to insurance requirements and community support. We believe that we have an industry-leading licensing team of professionals who are in regular communication with the U.S. Federal Aviation Authority and other regulators, and our success will depend on our licensing team’s ability to continue to obtain and maintain regulatory approvals in the ordinary course of business.

Our ability to expand our product services offerings

We intend to offer customers a diversified suite of services throughout the life of the autonomous aircraft, beginning at the time in which we’ve successfully installed the Merlin Pilot and it starts to be deployed by our customers. Our suite of services is envisioned to include multifaceted offerings, whereby we intend to provide customers with critical services related to the deployment of our technology across the life of the aircraft. We expect that, as we refine our services offering as it is deployed by the U.S. Air Force, the number of services we offer and the percentage of revenue we generate from our service offerings will continue to grow. We anticipate that our service offering will have high penetration rates across our future clients and will provide consistent, recurring revenues throughout the expected life of an aircraft. If we are unable to expand our product services offerings, it would adversely affect our business, development timeline, and financial condition.

Our ability to obtain additional capital

We expect to continue to incur operating losses for the foreseeable future as we continue to expand and develop our technology, and we may need to raise additional capital in future periods. If we are unable to raise additional capital, we may have to significantly delay, scale back or discontinue one or more of our research and development programs. We may be required to cease operations or seek partners for Merlin Pilot at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital, we may also be required to relinquish, license or otherwise dispose of rights to technologies or products that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital, we may be required to take additional measures to reduce costs to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures may significantly alter our future business plans and could cause significant delays in the development of our products and ultimately our financial condition and ability to operate as a going concern in future periods.

Macroeconomic considerations

Macroeconomic conditions, such as high inflation and elevated interest rates, continue to be sources of volatility and uncertainty for global economic activity, and may affect our project costs and operations, as well as demand for the Merlin Pilot. Ongoing geopolitical conflicts in Ukraine, the Middle East, and tensions in United States-China relations may drive further economic instability and inflationary pressures, as well as increase risks for commercial and military aircraft. In the case of the military sector, these geopolitical conflicts have and may continue to impact the need for technological advances to keep the U.S. military at the forefront of the industrial world, which are generally beneficial for our business. However, such conflicts could also significantly impact commercial airline operations, which could negatively impact us in the future.

Components of Our Results of Operations

Revenue

We generate revenue from long-term contracts for the delivery of our Merlin Pilot software and supporting hardware. In order to satisfy these contracts we undertake engineering for research, design, development, manufacturing, integration and sustainment of advanced auto-piloting technology.

Cost of Revenue

Our cost of revenue consists primarily of labor, materials, travel, subcontractor costs and other expenses incurred directly in the execution of specific contracts.

We expect the cost of revenue to increase as revenue grows. As a percentage of revenue, cost of revenue may fluctuate from period to period based on the mix, timing, and execution of our contracts. Over the longer term, we expect cost of revenue to increase at a slower rate than revenue as we continue to scale our operations.

Research and Development

Research and development expenses consist primarily of personnel-related costs for our development team, including salaries, benefits, bonuses, allocated overhead costs, and stock-based compensation expenses. Research and development expenses also include contractor or professional services fees, and third-party cloud infrastructure expenses incurred in developing our product offerings. In the near term, we expect that our research and development expenses will increase as we continue to invest in our product offerings and development capabilities, although these expenses may fluctuate as a percentage of our revenue from period to period. Research and development expense is reduced for amounts received by the Company in connection with research and development agreements with third-parties, where the Company is paid for research and development activities.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs associated with our finance, legal, human resources and administrative personnel, including salaries, benefits, bonuses, allocated overhead costs, and stock-based compensation. General and administrative expenses also include external legal, accounting and other professional services fees, software services dedicated for use by our general and administrative functions, insurance and other corporate expenses.

Selling and Marketing

Selling and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing staff, including salaries, benefits, bonuses, commissions, allocated overhead costs, and stock-based compensation. Sales and marketing expenses also include advertising costs and other expenses associated with our marketing and business development programs. In addition, sales and marketing expenses consist of travel-related expenses, software services dedicated for use by our sales and marketing organizations and outside services contracted for sales and marketing purposes.

Interest Income

Interest income consists of interest income earned on cash and cash equivalents balances held in interest bearing time and money market accounts.

Interest Expense

Interest expense consists of interest on our term borrowings and amortization of debt issuance costs.

Other Expense

Other expense consists of gains and losses on the disposal of assets and gains and losses from foreign currency transactions and remeasurements of foreign currency-denominated monetary assets and liabilities to the U.S. dollar.

Change In Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities consists of gains and losses resulting from a change in fair value of our warrant liabilities.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes consists of gains and losses resulting from a change in fair value of our convertible promissory notes, together with interest accrued on those instruments.

Loss on Exchange of Warrant Liabilities

Loss on exchange of warrant liabilities consists of the loss resulting from the exchange of preferred stock warrant liabilities for our convertible promissory notes and common stock warrant liabilities.

Loss on Issuance of Financial Instruments

Loss on issuance of financial instruments consists of the loss resulting from the issuance of convertible promissory notes and common stock warrant liabilities when it was determined that the gross proceeds received were less than the fair value of the instruments issued.

Loss on Extinguishment of Long-Term Debt

Loss on extinguishment of long-term debt consists of the loss resulting from the extinguishment of our long-term debt.

Change in Fair Value of Long-Term Debt

Change in fair value of long-term debt consists of gains and losses resulting from a change in fair value of our long-term debt, together with interest accrued on those instruments.

Provision For Income Taxes

Provision for income taxes consist primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a valuation allowance on our federal and state deferred tax assets as we have concluded that it is not more likely than not that the deferred tax assets will be utilized.

Results of Operations

The following tables set forth our results of operations for the fiscal periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,
($ in thousands)	2025	2024
Revenue	$7,551	$1,229
Cost of revenue	9,182	8,500
Gross loss	(1,631)	(7,271)

Operating expenses:
Research and development	32,477	27,146
General and administrative	20,093	17,864
Selling and marketing	1,318	1,744
Total operating expenses	53,888	46,754
Loss from operations	(55,519)	(54,025)

Other (expense) income:
Interest income	1,443	2,005
Interest expense	(2,957)	(2,420)
Other expense	(159)	(197)
Change in fair value of warrant liabilities	(2,357)	(265)
Change in fair value of convertible promissory notes	(7,563)	—
Loss on exchange of warrant liabilities	(3,320)	—
Loss on issuance of financial instruments	(585)	—
Loss on extinguishment of long-term debt	(2,157)	—
Change in fair value of long-term debt	(1,554)	—
Total other expense	(19,209)	(877)
Loss before provision for income taxes	(74,728)	(54,902)
Provision for income taxes	50	351
Net loss	$(74,778)	$(55,253)

Comparison of the Years Ended December 31, 2025 and 2024

Revenue

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
U.S. government agencies	$7,342	$1,145	$6,197	541.2%
Commercial and non-U.S. government customers	209	84	125	148.8%
Total	$7,551	$1,229	$6,322	514.4%

Revenue for the year ended December 31, 2025, increased by $6,322 thousand, or 514.4%, to $7,551 thousand compared to $1,229 thousand for the year ended December 31, 2024. This increase was primarily due to our USSOCOM Contract being in effect for the full year ended December 31, 2025 and only in effect for a portion of the year ended December 31, 2024. We expect it to be a key driver of revenue growth in future periods.

Cost of Revenue

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Cost of revenue	$9,182	$8,500	$682	8.0%

Cost of revenue for the year ended December 31, 2025, increased by $682 thousand, or 8.0%, to $9,182 thousand compared to $8,500 thousand for the year ended December 31, 2024. This increase was primarily the result of the establishment of a $1,451 thousand loss contract reserve, contractor costs incurred, and other direct charges to cost of revenue associated with our USSOCOM Contract which was in effect for the full year ended December 31, 2025 and only in effect for a portion of the year ended December 31, 2024.

Operating Expenses

Research and Development

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Research and development	$32,477	$27,146	$5,331	19.6%

Research and development expenses for the year ended December 31, 2025, increased by $5,331 thousand, or 19.6% to $32,477 compared to $27,146 thousand in the year ended December 31, 2024, due to increasing personnel related expenses from hiring of new and highly-skilled engineering talent, outsourcing to subject matter experts identified specifically to solve unique engineering challenges, and increased equipment and material costs. We expect our personnel related research and development expenses to increase as we continue to expand our operations.

General and Administrative

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
General and administrative	$20,093	$17,864	$2,229	12.5%

General and administrative expenses for the year ended December 31, 2025, increased by $2,229 thousand, or 12.5% to $20,093 compared to $17,864 thousand in the year ended December 31, 2024. This was primarily due to an increase in legal, accounting, and other consulting expenses in preparation for a potential de-SPAC transaction. We expect our general and administrative expenses to increase as we hire additional personnel and professional services as we grow our business and prepare to operate as a public company.

Selling and Marketing

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Selling and marketing	$1,318	$1,744	$(426)	(24.4)%

Selling and marketing expenses for the year ended December 31, 2025, decreased by $426 thousand, or 24.4%, to $1,318 compared to $1,744 thousand in the year ended December 31, 2024. This was primarily due to a decrease in personnel and digital marketing related expenses.

Interest Income

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Interest income	$1,443	$2,005	$(562)	(28.0)%

Interest income for the year ended December 31, 2025 decreased by $562 thousand, or 28.0%, to $1,443 thousand, compared to $2,005 thousand for the year ended December 31, 2024, primarily due to lower average cash and cash equivalent balances held in interest-bearing bank accounts during 2025 as cash was used to fund operating expenses. Although interest rates may have fluctuated between periods, the decrease in interest income was primarily driven by lower average cash balances in 2025 relative to 2024.

Interest Expense

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Interest expense	$2,957	$2,420	$537	22.2%

Interest expense for the year ended December 31, 2025, increased by $537 thousand, or 22.2%, to $2,957 thousand compared to $2,420 thousand in the year ended December 31, 2024. The increase was primarily driven by an additional $668 thousand of interest expense related to the 2024 LSA term loans, which were outstanding for a longer portion of 2025. This increase was partially offset by the repayment in July 2025 of the 2021 LSA term loans, which had been outstanding for the full year ended December 31, 2024. In addition, beginning in July 2025, the Company elected the fair value option for the 2024 LSA term loans. As a result, $1,720 thousand of cash interest costs related to those loans was recognized as a change in fair value of long-term debt rather than in interest expense.

Other Expense

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Other expense	$(159)	$(197)	$38	(19.3)%

Other expense for the year ended December 31, 2025, decreased by $38 thousand, or 19.3%, to $159 thousand compared to $197 thousand in the year ended December 31, 2024, primarily driven by the recognition of a gain upon the receipt of insurance proceeds related to damaged aircraft of $120 thousand, offset by an increase in foreign currency losses of $84 thousand.

Change In Fair Value Of Warrant Liabilities

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Change in fair value of warrant liabilities	$(2,357)	$(265)	$(2,092)	789.4%

Change in fair value of warrant liabilities for the year ended December 31, 2025, resulted in an increased loss of $2,092 thousand, or 789.4%, to $2,357 thousand compared to $265 thousand in the year ended December 31, 2024, primarily due to the issuance of liability classified warrants related to the Pre-PIPE Bridge and the Pre-Funded PIPE.

Change in Fair Value of Convertible Promissory Notes

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Change in fair value of convertible promissory notes	$(7,563)	$—	$(7,563)	—%

Change in fair value of convertible promissory notes for the year ended December 31, 2025, increased to $7,563 thousand compared to the year ended December 31, 2024, due the issuance of convertible promissory notes related to the Pre-PIPE Bridge and the Pre-Funded PIPE.

Loss on Exchange of Warrant Liabilities

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Loss on exchange of warrant liabilities	$(3,320)	$—	$(3,320)	—%

Loss on exchange of warrant liabilities for the year ended December 31, 2025, increased to $3,320 thousand, compared to the year ended December 31, 2024, due to the exchange of 2024 LSA Warrants for Pre-PIPE Bridge Notes and Warrants in August 2025.

Loss on Issuance of Financial Instruments

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Loss on issuance of financial instruments	$(585)	$—	$(585)	—%

Loss on issuance of financial instruments for the year ended December 31, 2025, increased to $585 thousand compared to the year ended December 31, 2024, due to the Company receiving gross proceeds that were less than the fair value of Pre-PIPE Bridge Notes and Warrants issued.

Loss on Extinguishment of Long-term Debt

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Loss on extinguishment of long-term debt	$(2,157)	$—	$(2,157)	—%

Loss on extinguishment of long-term debt for the year ended December 31, 2025, increased to $2,157 thousand compared to the year ended December 31, 2024, related to the extinguishment of our term loans (2024 LSA).

Change in Fair Value of Long-term Debt

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Change in fair value of long-term debt	$(1,554)	$—	$(1,554)	—%

Loss on change in fair value of long-term debt for the year ended December 31, 2025, increased to $1,554 thousand compared to the year ended December 31, 2024, due to the election of the fair value option for our amended term loans (2024 LSA).

Provision For Income Taxes

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Provision for income taxes	$50	$351	$(301)	(85.8)%

Provision for income tax expense for the year ended December 31, 2025, decreased by $301 thousand, or 85.8%, to $50 compared to $351 thousand in the year ended December 31, 2024. This decrease in provision for income taxes is primarily driven by a decrease in foreign tax expenses for the Merlin Labs NZ Limited entity, which decreased by $284 thousand.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance. We define EBITDA as net loss before interest expense or income, income tax expense or benefit, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation and other non-cash, one-time, and non-recurring items, as determined by management.

We believe that each of these non-GAAP financial measures provide additional metrics to evaluate our operations and, when considered with both our U.S. GAAP results and the reconciliation to the closest comparable U.S. GAAP measures, provide a more complete understanding of our business than could be obtained absent this disclosure. We use the non-GAAP financial measures, together with U.S. GAAP financial measures, such as net revenue, gross profit margins and cash flow from operations, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance, and to compare our performance to that of our peers and competitors.

The non-GAAP financial measures are presented here because we believe they are useful to investors in assessing the operating performance of our business without the effect of non-cash items, and other items as detailed below. The non-GAAP financial measures should not be considered in isolation or as alternatives to net income (loss), income (loss) from operations or any other measure of financial performance calculated and prescribed in accordance with U.S. GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures in other organizations because other organizations may not calculate non-GAAP financial measures in the same manner as we do.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure presented in accordance with U.S. GAAP.

	Year Ended December 31,
($ in thousands)	2025	2024

Net loss	$(74,778)	$(55,253)
Depreciation	1,582	1,466
Amortization of right-of-use assets	746	568
Interest income	(1,443)	(2,005)
Interest expense	2,957	2,420
Provision for income taxes	50	351
EBITDA	(70,886)	(52,453)
Stock-based compensation	1,695	1,739
Change in fair value of warrant liabilities	2,357	265
Change in fair value of convertible promissory notes	7,563	—
Change in fair value of long-term debt	1,554	—
Loss on exchange of warrant liabilities	3,320	—
Loss on issuance of financial instruments	585	—
Loss on extinguishment of long-term debt	2,157	—
Transaction costs	3,673	—
Adjusted EBITDA	$(47,982)	$(50,449)

Liquidity and Capital Resources

We have incurred operating losses and negative cash flows, primarily from the production of our proprietary Merlin Pilot technology. Certain contracts have become loss-making due to variable consideration constraints and contract costs exceeding the contract price. Concurrently, our general and administrative expenses have risen due to business growth, increased headcount, expanded corporate functions, higher proposal activity, and increased fees for professional services.

Our ability to fund our operations and meet our obligations depends on achieving anticipated revenue and cash flow levels, managing costs, and successfully managing working capital. Our ability to generate cash is also subject to economic, financial, competitive, legislative, regulatory, and other factors beyond our control. We cannot guarantee that our business will generate sufficient cash flow to meet our liquidity needs.

To meet these capital requirements, we expect to rely on our current borrowing capacity and access to debt and equity markets. However, our ability to obtain additional funding is subject to market conditions, our operating performance, market perception of our growth, and compliance with financial covenants under our existing debt agreements. Our capital needs may also vary materially from current plans if, for example, revenues do not meet expectations, or we incur unforeseen expenditures.

Should our current and future liquidity sources prove insufficient, we may need to seek additional equity or debt financing, which could involve shareholder dilution or restrictive operational covenants. There can be no assurance that we will be able to raise additional capital. An inability to do so would adversely affect our ability to achieve our business objectives.

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
($ in thousands)	2025	2024	Change	% Change
Net cash (used in) provided by:
Operating activities	$(59,868)	$(45,466)	$(14,402)	32%
Investing activities	(368)	(1,764)	1,396	(79)%
Financing activities	82,384	33,940	48,444	143%
Net (decrease) increase in cash and cash equivalents	$22,148	$(13,290)	$35,438	(267)%

Operating Activities

Net cash used in operating activities for the year ended December 31, 2025, was $59,868 thousand, an increase of $14,402 thousand from net cash used in operating activities of $45,466 thousand for the year ended December 31, 2024. The change in cash used in operations was primarily due to an increase in net loss of $19,525 thousand, a decrease in the contract loss provision accrual of $4,896 thousand, a change in prepaid expenses and other current assets of $2,757 thousand, a change in capitalized transaction costs of $7,562 thousand, a change in deposits of $1,549 thousand, and an increase in contract loss provision amortization of $1,263 thousand. These changes are offset by an increase in change in fair value of warrant liabilities of $2,092 thousand, an increase in change in fair value of convertible promissory notes of $7,563 thousand, an increase in loss on exchange of warrant liabilities of $3,320 thousand, an increase in loss on extinguishment of long-term debt of $2,157 thousand, and changes in accounts payable and accrued expenses of $1,961 thousand and $4,397 thousand, respectively.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2025, was $368 thousand, a decrease of $1,396 thousand from net cash used in investing activities of $1,764 thousand for the year ended December 31, 2024. The change in cash used in investing activities was primarily due to a decrease in acquired property and equipment of $1,477 thousand.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025, was $82,384 thousand, an increase of $48,444 thousand from net cash used in financing activities of $33,940 thousand for the year ended December 31, 2024. The change in cash flows provided by financing activities was primarily due to an increase in proceeds from issuance of warrants and convertible promissory notes related to the Pre-PIPE Bridge and the Pre-Funded PIPE of $66,796 thousand and $20,413 thousand, respectively, offset by an a decrease of proceeds from issuance of long-term debt of $34,378 thousand and an increase in repayments of long-term debt of $4,712 thousand.

Contractual Obligations and Commitments

As of December 31, 2025, our debt obligations are comprised of our 7.47% Convertible Loan due in 2032 (the “PGF Loan”) with a principal amount outstanding of $672 thousand, our Term Loans (LSA 2024) due in 2027 with a principal amount outstanding of $29,788 thousand, our Pre-PIPE Bridge Notes due in 2026 with a principal amount outstanding of $28,695 thousand, and our Pre-Funded PIPE Notes due in 2026 with a principal amount outstanding of $75,599 thousand. As of December 31, 2025, we paid off the principal amount outstanding of our Term Loan (LSA 2021).

As of December 31, 2024, our debt obligations are comprised of our PGF Loan with a principal amount of $660 thousand due in 2032, $500 thousand principal amount outstanding under our Term Loan (LSA 2021) that matures in July 2025, and $35,000 thousand principal amount outstanding under our Term Loan (LSA 2024) that was set to mature in January 2027. During the year ended December 31, 2024, we repaid $1,143 thousand in principal amount of our Term Loan (LSA 2021).

As of December 31, 2025, and December 31, 2024, our non-cancelable operating lease commitments are $979 thousand and $1,348 thousand, respectively, of which $657 thousand and $709 thousand, respectively, are due in less than one year. Our operating leases relate to our office space, aircraft, motor vehicles, and airport hangar space.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. In preparing the consolidated financial statements, we make estimates and judgments that affect the reported amounts in the consolidated financial statements and related footnote disclosures. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We re-evaluate our estimates on an on-going basis.

The accounting estimates we use in the preparation of our consolidated financial statements will change as new events occur, more experience is acquired, additional information is obtained and our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in our reported results of operations and, if material, the effects of changes in estimates are disclosed in the notes to our financial statements. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported based on these estimates.

Revenue Recognition

We recognize revenue from our contracts in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers” (“ASC 606”). The majority of our revenue is generated from cost-plus-fixed-fee, fixed-price, and cost-share arrangements for designing and integrating autonomous flight technologies.

Revenue is recognized over time based on the extent of progress towards completion. This process requires significant judgment around the following:

Measuring Progress: We use a cost-incurred input method to measure progress. This method relies on our ability to reliably estimate the total costs required to complete our long-term contracts.

These estimates are critical in determining the amount and timing of revenue recognized and are monitored and updated as our projects progress

Warrants

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and, if not whether the warrants meet all of the requirements for equity classification under ASC 815. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance and are measured to fair value at each balance sheet date thereafter.

Valuations of instruments convertible to our Common Stock and Preferred Stock

Our preferred stock are classified as temporary equity, as they include liquidation provisions that are outside our control.

The fair value of our common stock was determined by our board of directors, after considering contemporaneous third-party valuations and input from management. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered various objective and subjective factors to determine the fair value of our equity including the following factors:

●	Probability of an IPO scenario (including de-SPAC transaction);

●	Probability of other liquidation events;

●	Expected time to liquidation; and

●	Expected return on equity.

The resulting equity value was then allocated to each share class based on differences in liquidation preferences of the various share classes using an Option Pricing Model (“OPM”) through the use of a series of call options and a Monte Carlo simulation. The OPM is appropriate to use when the range of possible future outcomes is difficult to predict. For the IPO scenario (including de-SPAC transaction) we utilized a probability-weighted expected return method (“PWERM”) to allocate value among the various share classes. The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. After the value of each applicable class of shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of the ordinary shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

For periods prior to December 31, 2024, the fair value of the warrants for the purchase of preferred stock was calculated using the OPM as part of the allocation of the equity value to the various share classes (as described above). The critical accounting estimates for the valuation of those warrants include (a) the fair value of the underlying preferred stock, as mentioned above (b) expected financing amount, (c) expected financing date, (d) expected liquidity event, (e) risk-free rate and (f) volatility — based on peer companies’ volatility.

For periods after December 31, 2024 and in light of a potential de-SPAC transaction, the fair values of the warrants for the purchase of preferred and common stock were determined using PWERM, which considers both a Non-SPAC and a SPAC scenario and probabilities. The critical accounting estimates for the valuation of those warrants include (a) the fair value of the underlying preferred or common stock, as applicable, (b) the expected financing amount, (c) expected financing date, (d) expected liquidity event date, (e) equity volatility, (f) expected SPAC date, (g) a calibrated discount rate, and (h) risk-free rate.

The fair value of convertible notes was calculated using PWERM, which considers both a Non-SPAC and a SPAC scenario and probabilities. The fair value of the notes was estimated using Discounted Cash Flow (“DCF”).

Stock-based Compensation

We recognize stock-based compensation expense by estimating the fair value of stock options on the grant date using the Black-Scholes option-pricing model. The grant-date fair value is recognized on a straight-line basis over the service period.

This model requires subjective assumptions, which involve significant judgment. Our key assumptions are:

●	Fair Value of Common Stock: As our stock is not publicly traded, the fair value is determined by our board of directors, considering factors such as contemporaneous third-party valuations, company performance, and industry outlook.

●	Expected Volatility: Derived from the historical volatility of comparable public companies, as our shares have no trading history.

●	Expected Term: Calculated using the simplified method.

●	Risk-Free Interest Rate: Based on the U.S. Treasury yield curve.

●	Expected Dividend: Assumed to be zero, as we have no plans to pay dividends.

Because these assumptions are subjective, particularly the fair value of our common stock, our stock-based compensation expense could be materially different if we used different assumptions.

Emerging Growth Status Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Merlin elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Merlin, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Merlin is no longer considered to be an emerging growth company. At times, Merlin may elect to early adopt a new or revised standard.

In addition, Merlin intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Merlin intends to rely on such exemptions, Merlin is not required to, among other things: (a) provide an auditor’s attestation report on Merlin’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Merlin will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Merlin’s first fiscal year following the fifth anniversary of the offering, (b) the last date of Merlin’s fiscal year in which Merlin has total annual gross revenue of at least $1.235 billion, (c) the date on which Merlin is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Merlin has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies of the notes to our consolidated financial statements in the sections titled “Recently Adopted Accounting Pronouncements” and “Recently Issued Accounting Pronouncements Not Yet Adopted” included elsewhere in this prospectus - for a discussion about new accounting pronouncements adopted and not yet adopted as of the date of this report.